Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

CCH Holdings Ltd

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares, par value US$0.00001 per share	(1)	Other	5,000,000	$4.83	$24,150,000.00	0.0001381	$3,336.00

Total Offering Amounts:						$24,150,000.00		3,336.00
Total Fee Offsets:								0.00
Net Fee Due:								$3,336.00

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Offering Note(s)

(1)	Represents ordinary shares, par value US$0.00001 per share of CCH Holdings Ltd (the “Registrant”) to be issued upon exercise of awards to be granted under the 2025 Equity Incentive Plan.

Estimated solely for the purpose of determining the amount of registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high ($5.3001) and low ($4.36) prices for the Registrant’s ordinary shares on the Nasdaq Capital Market on October 20, 2025.